                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement         [_] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                       Parametric Technology Corporation
             ------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


             ------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee Paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

        ------------------------------------------------------------------------

                       PARAMETRIC TECHNOLOGY CORPORATION

                              140 KENDRICK STREET
                         NEEDHAM, MASSACHUSETTS 02494

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        To be held on February 14, 2002

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation ("PTC") at the offices of the Company, 140 Kendrick Street, Needham, Massachusetts 02494 on Thursday, February 14, 2002 at 9:00 a.m., local time. At this year's Annual Meeting, we will ask you to:

    1. Elect two Class III directors to serve for the next three years.

    2. Consider other business that may further or relate to the foregoing.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on December 20, 2001. With this Proxy Statement, we are sending you PTC's 2001 Annual Report to Stockholders, including our Annual Report on Form
  10-K with our financial statements.

                                          By Order of the Board of Directors,

                                          DAVID R. FRIEDMAN, Senior Vice
                                            President,
                                          General Counsel and Clerk

Needham, Massachusetts
January 7, 2002

 PTC's offices are located at 140 Kendrick Street, Needham, Massachusetts. Directions to our offices are as follows:

  From the North:
Route 128 South to Exit 19B, to Highland Avenue. At the next traffic light, take a left onto Hunting Road. Left onto Kendrick Street. PTC entrance is on the right hand side.

  From the South:
Route 128 North to Exit 18, right onto Great Plain Avenue. Right onto Greendale Avenue. Right onto Kendrick Street.

  From either the East or West:
  Mass Pike to Route 128 South to Exit 19B, to Highland Avenue. At the next traffic light, take a left onto Hunting Road. Left onto Kendrick Street. PTC entrance is on the right hand side.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR ON THE INTERNET, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING.......................................   1
   Why Did You Send Me this Proxy Statement?..........................................   1
   How Many Votes Do I Have?..........................................................   1
   How Do I Vote by Proxy?............................................................   1
   How Do I Vote by Telephone or the Internet?........................................   1
   May I Revoke My Proxy?.............................................................   2
   How Do I Vote in Person?...........................................................   2
   What Is the Vote Required? How Is It Affected By Broker Non-Votes and Abstentions?.   2
   Is Voting Confidential?............................................................   2
   What Are the Costs of Soliciting These Proxies?....................................   2
   How Do I Obtain an Annual Report on Form 10-K?.....................................   3
   Where Can I Find the Voting Results?...............................................   3
   Whom Should I Call if I Have any Questions?........................................   3
DISCUSSION OF PROPOSAL RECOMMENDED BY THE BOARD OF DIRECTORS..........................   3
   Elect Two Directors................................................................   3
   Other Matters......................................................................   4
INFORMATION ABOUT THE DIRECTORS.......................................................   4
   Who Are Our Directors?.............................................................   4
   Family Relationships...............................................................   4
   Board Meetings.....................................................................   4
   The Committees of the Board........................................................   5
   How We Compensate Our Directors....................................................   5
   Information About Certain Insider Relationships....................................   7
INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP..........................................   7
   Which Stockholders Own at Least 5% of PTC?.........................................   7
   How Much Stock Is Owned by Directors and Officers?.................................   7
   Section 16(a) Beneficial Ownership Reporting Compliance............................   8
INFORMATION ABOUT EXECUTIVE COMPENSATION..............................................   9
   Summary Compensation Table.........................................................   9
   Option Grants in Fiscal 2001.......................................................  10
   Aggregated Option Exercises During Fiscal 2001 and Year-End Option Values..........  11
   Report Of The Compensation Committee...............................................  11
   Stock Performance Graph............................................................  13
   Employment Agreements with Executive Officers......................................  14
INFORMATION ABOUT OUR AUDITORS........................................................  14
   Report Of The Audit Committee......................................................  14
   Independent Auditor's Fees.........................................................  15
INFORMATION ABOUT STOCKHOLDER PROPOSALS...............................................  16

           PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION
                      2002 ANNUAL MEETING OF STOCKHOLDERS

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

As a stockholder, you have the right to attend and vote at the Parametric Technology Corporation (PTC) 2002 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support on the proposal presented.

There are two parts to our proxy solicitation: this proxy statement and the enclosed voting instruction form (which may also be called a "proxy card"). The proxy statement explains the matter to be voted on at the Annual Meeting. You use the voting instruction form to authorize your shares to be voted as you wish.

We will begin mailing this proxy statement on January 7, 2002 to all stockholders entitled to vote. If you owned our common stock at the close of business on December 20, 2001, you are entitled to vote. On that date, there were 260,585,349 shares of common stock outstanding. Common stock is our only class of voting stock.

How Many Votes Do I Have?

You have one vote for each share of common stock that you owned at the close of business on December 20, 2001. Your proxy card or other voting instruction form indicates the number.

How Do I Vote by Proxy?

To vote, simply complete, sign and return the form before the meeting, and your shares will be voted as you direct. If you wish, in most cases you may vote by telephone or the Internet instead.

When you vote, you are giving your "proxy" to the individuals we have designated to vote your shares as you direct at the meeting. If you sign the form but do not make specific choices, they will vote your shares to elect the two current directors nominated by the Board. If any matter not listed in the Notice of Meeting is presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the meeting other than as discussed in this Proxy Statement.

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed voting instruction form and to return it promptly in the envelope provided. Returning the form will not affect your right to attend the Annual Meeting and vote.

How Do I Vote by Telephone or the Internet?

Instead of submitting your vote by mail on the enclosed voting instruction form, you may vote by telephone or the Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in "street name" (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your voting instruction form.

The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.

We encourage you to vote by the Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by e-mail. This lowers costs and speeds delivery.

May I Revoke My Proxy?

Yes. You may change your vote after you send in your voting instructions by following any of these procedures. For a registered stockholder to revoke a proxy:

    .  Send in another signed voting instruction form with a later date; or

    . Send a letter revoking your proxy to PTC's Clerk at the address indicated on page 16 under "Information About Stockholder Proposals"; or

    . Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

A holder of stock in street name must follow the procedures required by the brokerage firm or bank to revoke a proxy. You should contact that firm directly for more information on these procedures.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on December 20, 2001 in order to be admitted to the meeting. To be able to vote, you will need to obtain a "legal proxy" from the holder of record.

What Is the Vote Required? How Is It Affected by Broker Non-Votes and
Abstentions?

If your shares are held in street name, the broker or bank may vote your shares on the proposal if it does not receive instructions from you. Because the directors elected at the meeting will be those receiving the highest number of votes, if you abstain from voting or if your broker or bank does not vote on the proposal, it will not count as a vote against the proposal.

Is Voting Confidential?

Our policy is to keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

What Are the Costs of Soliciting These Proxies?

PTC will pay all the costs of soliciting these proxies. In addition to mailing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

How Do I Obtain an Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended September 30, 2001, was included with this Proxy Statement and is available on our Web site at www.ptc.com. If you would like another copy, we will send you one without charge. Please write to:

   Investor Relations
   Parametric Technology Corporation
   140 Kendrick Street
   Needham, MA 02494

or by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

Where Can I Find the Voting Results?

We will publish the voting results on PTC's Website at www.ptc.com following the Annual Meeting and in our Form 10-Q for the second quarter of 2002, which we will file with the Securities and Exchange Commission ("SEC") in May 2002.

Whom Should I Call if I Have any Questions?

If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

         DISCUSSION OF PROPOSAL RECOMMENDED BY THE BOARD OF DIRECTORS

The Board of Directors has nominated two current directors--C. Richard Harrison and Robert N. Goldman--for new, three-year terms and recommends that you vote for their re-election.

Proposal: Elect Two Directors

The proposal on the agenda for the Annual Meeting will be electing two Class III directors for three-year terms beginning at this Annual Meeting and expiring at the 2005 Annual Meeting. (For a description of the three classes of directors, see "Information About The Directors" beginning on page 4.)

The following table contains background information about each of the Class III director nominees. For a description of their holdings of PTC's stock, see "How Much Stock is Owned by Directors and Officers?" beginning on page 7.

                                                                                         Director  Term
Name, Age, Principal Occupation, Business Experience and Directorships                    Since   Expires
----------------------------------------------------------------------                   -------- -------
Class III Director Nominees:

C. Richard Harrison, age 46.............................................................   1994    2002
   Chief Executive Officer and President of PTC since March 2000; President and Chief
   Operating Officer of PTC since August 1994.

Robert N. Goldman, age 52...............................................................   1991    2002
   Chairman of the Board of eXcelon Corporation, a software developer, since
   September 2001; Chief Executive Officer and President of eXcelon Corporation from
   November 1995 to September 2001; also director of Citrix Systems, Inc. and
   NetGenesis Corporation.

The Board of Directors recommends that you vote FOR the election of C. Richard Harrison and Robert N. Goldman as Class III directors.

Other Matters

While the Notice of Meeting calls for transaction of any other business that may further or relate to the matters described in the Notice, the Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the accompanying voting instruction form will vote, or otherwise act, in accordance with their judgment on such matters.

                        INFORMATION ABOUT THE DIRECTORS

Who Are Our Directors?

Our Board of Directors is divided into three classes with staggered three-year terms. There are currently two Class I directors, two Class II directors and two Class III directors, whose terms expire, respectively, at the 2003, 2004 and 2002 Annual Meetings of Stockholders. The Class III directors, who are described on page 3, are nominated for re-election at this Annual Meeting. The Class I and II directors will continue in office following the Annual Meeting. The following table contains information about each of the Class I and II directors. You will find information on director holdings of PTC stock in the section called "How Much Stock is Owned by Directors and Officers?" beginning on page 7.

                                                                                             Director  Term
Name, Age, Principal Occupation, Business Experience and Directorships                        Since   Expires
----------------------------------------------------------------------                       -------- -------
Class I Directors

Donald K. Grierson, age 67..................................................................   1987    2003
   Executive Director of ABB Vetco Gray, Inc., an oil services business since March 2001;
   Chief Executive Officer and President of ABB Vetco Gray, Inc. from May 1991 to March
   2001; also director of Alpha Technologies Group, Inc.

Oscar B. Marx, III, age 63..................................................................   1995    2003
   Chief Executive Officer and President of TMW Enterprises Inc., an auto parts business, since July 1995; also director of Amerigon Inc., Smtek International, Inc. and Tesma
   International Inc.

Class II Directors

Michael E. Porter, age 54...................................................................   1995    2004
   Bishop William Lawrence University Professor based at Harvard Business School since
   1973; also director of Thermo Electra Corporation and Inforte Corporation.

Noel G. Posternak, age 65...................................................................   1989    2004
   Chairman of the Board of Directors of PTC since June 2000; Senior Partner in the law firm of Posternak, Blankstein & Lund, L.L.P. since 1980, practicing in the area of business law and mergers and acquisitions.

Family Relationships

Mr. Harrison, a Class III director, and Paul J. Cunningham, PTC's Executive Vice President, Americas Sales, are first cousins.

Board Meetings

PTC's Board usually meets four times per year in regularly scheduled meetings but will meet more often if necessary. The Board met five times during fiscal 2001.

The Committees of the Board

The Board has three standing committees: the Audit, Compensation and Officers' Stock Option Committees.

The Audit Committee

The Audit Committee examines accounting processes, reviews our financial disclosures and meets privately, outside the presence of PTC management, with the independent auditors to discuss our internal accounting control policies and procedures. The Committee reports on such matters to our Board of Directors. The Committee also considers and recommends the selection of our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit and reviews the fees of the independent auditors. The Audit Committee operates under a written charter adopted by the Board of Directors.

Messrs. Marx, Porter (Chairman) and Posternak currently serve as members of the Audit Committee. Mr. Marx and Mr. Posternak are "independent directors" under the rules of the Nasdaq Stock Market governing the qualifications of members of the Audit Committee. Neither has ever been an employee of PTC or any subsidiary. Although Professor Porter has never been an employee of PTC or any subsidiary, we have hired him from time to time as a speaker and organizer of executive management seminars on PTC's behalf. The terms of that arrangement for fiscal 2001 are described in "Information About Certain Insider Relationships" on page 7. As a result, Professor Porter would not be considered "independent" under the Nasdaq rules. However, the Board has determined that these activities do not interfere with his ability to exercise independent judgment in carrying out his responsibilities and that, in light of Professor Porter's unique knowledge, background and financial acumen, his continued membership on the Audit Committee serves the best interests of PTC and its stockholders. The Audit Committee met six times during fiscal 2001. The Committee's report for 2001 appears on page 14.

The Compensation and Stock Option Committees

The Compensation Committee makes recommendations to the Board of Directors regarding executive and employee compensation and administers PTC's bonus programs, stock option plans and employee stock purchase plans. Each year, the Committee reports to you on executive compensation. The Committee's report for fiscal 2001 appears on pages 11 to 12.

Messrs. Goldman (Chairman) and Grierson currently serve as members of the Compensation Committee. Both Messrs. Goldman and Grierson qualify as "independent directors" under the Nasdaq Stock Market rules discussed above under "The Audit Committee." This committee met twice during fiscal 2001.

During fiscal 2001, Messrs. Goldman (Chairman) and Grierson also constituted the Officers' Stock Option Committee, which grants stock options to executive officers of the company. The Officers' Stock Option Committee met once during fiscal 2001.

How We Compensate Our Directors

Annual Cash Fee                               Each director of PTC who is not an employee of PTC or our
                                              subsidiaries, other than the Chairman of the Board, receives an annual cash fee of $10,000 per year. Mr. Posternak, a non-
                                              employee and Chairman of the Board, was paid an annual cash fee of $75,000 for his service in the capacity of Chairman in fiscal 2001.

Annual Stock Option Award                                           We also grant each non-employee director 15,000
                                                                    stock options on the date of each annual meeting. A
                                                                    non-employee serving as Chairman of the Board of
                                                                    Directors is granted 50,000 stock options. These
                                                                    options have an exercise price equal to the fair
                                                                    market value of our stock on the Nasdaq Stock
                                                                    Market on the date of grant. The options vest
                                                                    annually in four equal parts beginning on the first
                                                                    anniversary of the grant date and expire ten years
                                                                    from the grant date. The options stop vesting when
                                                                    the director no longer serves on the PTC board.

Stock Option Award to                                               We grant each new non-employee director 40,000
New Board Members                                                   stock options at the time of initial election to the
                                                                    Board on the same terms as the annual option grants
                                                                    described above.

Meeting Fees                                                        We also pay each non-employee director meeting
                                                                    fees of:
                                                                        $2,000 for attendance at each Board meeting;
                                                                        and
                                                                        $1,000 for attendance at each meeting of the
                                                                        Audit or Compensation Committee.

Expenses                                                            PTC reimburses all directors for travel and other
                                                                    related expenses incurred in attending Board and
                                                                    committee meetings.

Directors who are PTC Employees                                     We do not compensate our employees for service as
                                                                    a director.

Special Stock Option Grants to                                      In recognition of the Board's extensive work during
Non-Employee Directors in Fiscal 2001                               fiscal 2001 and for their anticipated future
                                                                    contributions as PTC implements its operational
                                                                    strategies, we made the following stock option
                                                                    grants in fiscal 2001: Mr. Goldman, 100,000
                                                                    options; Mr. Grierson, 100,000 options; Mr. Marx,
                                                                    100,000 options; Mr. Porter, 150,000 options and
                                                                    Mr. Posternak, 125,000 options. The grants to
                                                                    Messrs. Porter and Posternak reflect strategic
                                                                    analysis performed by Mr. Porter and Mr.
                                                                    Posternak's leadership as Chairman. These stock
                                                                    options are in lieu of the annual option grants that
                                                                    were to be made on the date of the next annual
                                                                    meeting. All of these grants were on the same terms
                                                                    as the annual option grants described above.

Information About Certain Insider Relationships

Professor Michael E. Porter has a consulting arrangement with PTC under which he aids in the development of and participates in a series of executive management seminars sponsored by PTC. He also serves on a Customer Advisory Board to help identify and develop business opportunities in Europe. In lieu of his customary honoraria for these services, in 2001 Mr. Porter received an option to purchase 20,000 shares of PTC's common stock at an exercise price of $13.00 per share, exercisable as to 50% of the shares on each of May 16, 2001 and July 16, 2001. The option's exercise price is the fair market value of our common stock on the date of grant, and the option expires five years from the date of grant.

                 INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Which Stockholders Own at Least 5% of PTC?

The following table shows all persons we know to be beneficial owners of at least 5% of PTC common stock as of October 31, 2001. "Beneficial owners" of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the SEC by the firm listed in the table below. If you wish, you may obtain these reports from the SEC.

                               Number of Shares    Percentage of Common
                             Beneficially Owned(1) Stock Outstanding(2)
                             --------------------- --------------------
Putnam Investments, LLC. (3)      18,192,459(3)            7.0%
 One Post Office Square
 Boston, MA 02109

--------
The footnotes for this table appear below the next table.

How Much Stock is Owned by Directors and Officers?

The following table shows the PTC common stock beneficially owned by PTC's directors and the executive officers named in the Summary Compensation Table, as well as all current directors and executive officers as a group, as of October 31, 2001.

                                                                         Number of Shares     Percentage of Common
                                                                     Beneficially Owned(1)(4) Stock Outstanding(2)
                                                                     ------------------------ --------------------
Robert N. Goldman...................................................           56,250                   *
Donald K. Grierson..................................................           46,250                   *
Oscar B. Marx, III (5)..............................................          144,250                   *
Michael E. Porter...................................................          567,990                   *
Noel G. Posternak...................................................           97,500                   *
C. Richard Harrison (6).............................................        4,951,506                 1.9%
Edwin J. Gillis.....................................................        1,752,184                   *
Barry F. Cohen......................................................          537,172                   *
Trenton H. Brown....................................................          175,763                   *
Paul J. Cunningham..................................................          568,252                   *
All directors, nominees for director, and current executive officers
  as a group (14 persons)...........................................        9,382,192                 3.5%

--------
*  Less than 1% of outstanding shares of common stock.
(1) This describes shares as beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he or she beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2) For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding includes the 260,537,639 shares outstanding as of October 31, 2001 and any shares subject to options held by the person or entity in question that are exercisable on or before December 30, 2001.
(3) Represents the number of shares of common stock for which Putnam Investment Management LLC and its related parties had "investment discretion" as of September 30, 2001 based on its Form 13F filing. Putnam Investments, LLC's ("PI") last SEC schedule 13G/A filing, a copy of which was sent to PTC, was filed with the SEC on April 10, 2001. Stock reported as being beneficially owned by PI as of April 10, 2001 was 27,098,610 shares (10.4% of the Class) which consisted of stock held in client accounts of subsidiaries of PI that are registered investment advisors. PI and its subsidiaries shared voting power with respect to 862,900 of such shares and shared investment power with respect to all such shares. One of those entities, Putnam Investment Management, LLC., One Post Office Square, Boston, MA 02109, reported beneficial ownership of 24,284,217 of the shares beneficially owned by PI (9.3% of the class), over which it had shared investment power and no voting power.
(4) The amounts listed include the following shares of common stock that may be acquired on or before December 30, 2001 through the exercise of options:
    Mr. Goldman, 56,250 shares; Mr. Grierson, 46,250 shares; Mr. Marx, 136,250 shares; Mr. Porter, 547,750 shares; Mr. Posternak, 97,500 shares; Mr. Harrison, 4,564,840 shares; Mr. Gillis, 1,738,500 shares; Mr. Cohen, 537,172 shares; Mr. Brown, 173,500 shares; Mr. Cunningham 568,252 shares; and all directors and executive officers as a group, 8,943,164 shares.
(5) 8,000 shares are held by the O.B. Marx, III Revocable Trust. 100 shares are held by Mr. Marx's spouse as custodian for a minor relative.
(6) 16,560 shares are held jointly by Mr. Harrison with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders--our directors, executive officers and 10%-or-greater stockholders--file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes. They must also provide us with copies of the reports.

Based on our review of all reports furnished to us, we believe that all of our insiders complied with their filing requirements for fiscal 2001.

                   INFORMATION ABOUT EXECUTIVE COMPENSATION

The tables on pages 9 through 11 show salaries, bonuses and other compensation paid during the last three fiscal years, options granted in fiscal 2001, options exercised in fiscal 2001 and option values as of year-end fiscal 2001 for the Chief Executive Officer, and our four most highly compensated executive officers.

Summary Compensation Table


                                                               Long-Term
                                                              Compensation
                                       Annual Compensation       Awards
                                     ------------------------ ------------
                                                                 Shares     All Other
                                                               Underlying    Compen-
Name and Principal Position     Year Salary($)(1) Bonus($)(2)  Options(#)  sation($)(3)
---------------------------     ---- ------------ -----------  ----------  ------------
C. Richard Harrison............ 2001   400,000             0    800,000       5,000
Chief Executive Officer         2000   400,000       350,000    750,000       5,000
and President                   1999   375,000       200,000    500,000       5,000

Edwin J. Gillis................ 2001   300,000       150,000    500,000       5,000
Executive Vice President, Chief 2000   300,000       280,000    250,000       5,000
Financial Officer and Treasurer 1999   280,000       210,000    300,000       5,000

Barry F. Cohen................. 2001   275,000       150,000    500,000       5,000
Executive Vice President,       2000   275,000       225,000    250,000       5,000
Marketing & Human Resources     1999   250,000       150,000    200,000       2,885

Trenton H. Brown............... 2001   443,000       213,694    650,000       5,000
Executive Vice President,       2000   362,327       420,463    283,000       5,000
International Sales             1999   242,339     1,635,679     87,000       5,780

Paul J. Cunningham............. 2001   275,000       309,244    530,000       5,000
Executive Vice President,       2000   275,000       262,373    250,000       5,000
Americas Sales                  1999   250,000       223,500    200,000       5,000

--------
(1) Salary includes amounts deferred pursuant to our 401(k) Savings Plan. Mr. Brown's salary for all years presented includes special cost of living compensation related to his overseas assignment.
(2) Amounts shown, except for those relating to Messrs. Brown and Cunningham, are awards under PTC's incentive plans or bonuses and are earned and accrued during the fiscal years indicated and paid after the end of each fiscal year (these bonuses are described under "Executive Compensation Programs" on page 11. Amounts shown for Messrs. Brown and Cunningham primarily comprise sales commissions based on revenue.
(3) Amounts shown are our matching contributions under the 401(k) Savings Plan. Amounts for Mr. Brown in fiscal 1999 also include a car allowance.

Option Grants in Fiscal 2001



                                                                  Potential Realizable Value
                                                                   at Assumed Annual Rates
                                                                        of Stock Price
                                                                   Appreciation for Option
                                  Individual Grants                        Term(2)
                    --------------------------------------------- --------------------------
                                  Percentage
                                   of Total
                      Number of    Options
                       Shares     Granted to
                     Underlying   Employees  Exercise
                       Options    for Fiscal Price Per Expiration
Name                Granted(#)(1)  Year(%)   Share($)     Date      5%($)(3)     10%($)(3)
----                ------------- ---------- --------- ----------   ---------   ---------
C. Richard Harrison    800,000       5.86        5.03    9/20/11  2,530,672     6,413,220
Edwin J. Gillis....    500,000       3.66        5.03    9/20/11  1,581,670     4,008,262
Barry F. Cohen.....    500,000       3.66        5.03    9/20/11  1,581,670     4,008,262
Trenton H. Brown...    100,000        .73       12.50   11/17/10    786,118     1,992,178
                        50,000        .37     15.6875    2/15/11    493,289     1,250,092
                       500,000       3.66        5.03    9/20/11  1,581,670     4,008,262
Paul J. Cunningham.     30,000        .22       12.50   11/17/10    235,835       597,653
                       500,000       3.66        5.03    9/20/11  1,581,670     4,008,262

--------
(1) The exercise price of each option is 100% of the fair market value of our common stock on the date the option was granted. The exercise price may be paid in cash or, subject to certain limitations for shares previously acquired upon exercise of options, in shares of common stock, or in a combination of cash and shares. All options granted are exercisable in four equal annual installments, commencing one year after the date of grant. These options may become exercisable sooner as described in "Employment Agreements With Executive Officers" on page 14.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of our common stock. No gain to the optionees is possible without an increase in the price of our common stock, which will benefit all stockholders proportionately.
(3) In order to realize the potential values over the ten-year option term set forth in the 5% and 10% columns of this table, the per share price of the common stock at the end of the option term would be as follows:

                                                     Percentage
                                        Prices at:  Increases at:
                                       ------------ -------------
               Date of  Exercise Price
                Grant    per Share($)  5%($) 10%($)   5%    10%
                -----   -------------- ----- ------ --     ---
               11/17/00      12.50     20.36 32.42  63     159
                2/15/01    15.6875     25.55 40.69  63     159
                9/20/01       5.03      8.19 13.05  63     159

Aggregated Option Exercises During Fiscal 2001 and Year-End Option Values


                                                   Number of Shares      Value of Unexercised In-
                                                Underlying Unexercised     the-Money Options at
                                                 Options at FY-End(#)          FY-End($)(2)
                                               ------------------------- -------------------------
                      Shares
                    Acquired on     Value
Name                Exercise(#) Realized($)(1) Exercisable/Unexercisable Exercisable/Unexercisable
----                ----------- -------------- ------------------------- -------------------------
C. Richard Harrison      0            0               4,564,840/                       0/
                                                       1,862,500                  128,000

Edwin J. Gillis....      0            0               1,738,500/                       0/
                                                         937,500                   80,000

Barry F. Cohen.....      0            0                 537,172/                       0/
                                                         892,500                   80,000

Trenton H. Brown...      0            0                 145,500/                       0/
                                                         889,500                   80,000

Paul J. Cunningham.      0            0                 560,752/                       0/
                                                         918,750                   80,000

--------
(1) Market value of the underlying shares on the date of exercise less the option exercise price.
(2) Market value of shares on September 28, 2001 ($5.19) covered by in-the-money options less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

Report of the Compensation Committee

Executive Compensation Programs

Our executive compensation programs, which contain no special perquisites, consist of three principal elements: base salary, cash bonus and stock options. Our objective is to emphasize incentive compensation in the form of bonuses and stock option grants, rather than base salary. Our Board of Directors sets the annual base salary for executives after consideration of the recommendations of the Compensation Committee. Prior to making its recommendations, the Compensation Committee reviews historical compensation levels of the executives, evaluates past performance and assesses expected future contributions of the executives. In making the recommendations regarding base salaries, the Committee considers generally available information regarding salaries prevailing in the industry but does not tie salaries to any particular indices.

We maintain incentive plans under which executive officers (including the Chief Executive Officer) are paid cash bonuses after the end of each fiscal year. The bonuses under the incentive plans are based in part on our achievement of certain financial targets established by our Board of Directors before the start of each fiscal year. The incentive plans for fiscal 2001 set forth several performance targets including, for each participating officer, earnings per share and revenue targets. Because earnings and revenue targets for the fiscal year were not met, Messrs. Harrison, Gillis and Cohen were not eligible to receive a cash bonus under our incentive plans in fiscal 2001. However, in order to acknowledge and reward Messrs. Gillis and Cohen for their significant contributions to PTC in 2001, the Board of Directors awarded them non-incentive plan bonuses for fiscal 2001. Messrs. Brown and Cunningham, who receive sales commissions based on revenue, are not eligible for incentive bonuses.

Total compensation for executive officers also includes long-term incentives offered by stock options. Stock options are instrumental in promoting the alignment of long-term interests between our executive officers and stockholders due to the fact that executives realize gains only if the stock price increases over the fair market value at the date of grant and the executives exercise their options. In recommending the amount of such grants, the Officers' Stock Option Committee considered the contributions of each executive to our overall success in fiscal 2001, the responsibilities to be assumed in the upcoming fiscal year, the appropriate incentives for the promotion of our long-term growth and grants to other executives in the industry holding comparable positions, as well as the executive's position within our company. It has been our practice to fix the exercise price of options, which generally become exercisable in equal annual installments over a period of four years commencing one year after the date of grant, at 100% of the fair market value on the date of grant. Therefore, the long-term value realized by executives through option exercises can be directly linked to the enhancement of stockholder value.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision excludes certain forms of "performance based compensation," including stock options, from the compensation taken into account for the purposes of that limit. The Committee believes that, although it is desirable for executive compensation to be tax deductible whenever in the Committee's judgment that would be consistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with the guidelines discussed in this report and not be unduly limited by the anticipated tax treatment. Accordingly, the total compensation paid to an executive officer in any year may exceed the amount that is deductible. The Compensation Committee will continue to assess the impact of
Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Chief Executive Officer Compensation

Mr. Harrison's performance was evaluated, and his compensation determined at the beginning of fiscal 2001 in accordance with the factors described above applicable to executive officers generally, and his base salary was not increased for fiscal 2001. For fiscal 2002, Mr. Harrison's salary also remains unchanged. Because earnings and revenue targets for the fiscal year were not met, Mr. Harrison was not eligible to receive a cash bonus under our incentive plans in fiscal 2001. The Board of Director's granted Mr. Harrison options to purchase 800,000 shares of PTC's common stock. The amount of this option grant reflects Mr. Harrison's overall contribution to PTC during fiscal 2001, including his efforts in positioning PTC for future growth and his anticipated future contributions, as well as the factors applicable to executive officers generally described above.

                                          Compensation Committee

                                          Robert N. Goldman, Chairman
                                          Donald K. Grierson

Stock Performance Graph

The following Stock Performance Graph compares the cumulative stockholder return on our common stock from September 30, 1996 to September 28, 2001 with the cumulative total return of the Nasdaq (U.S. Companies) Index and the Nasdaq Computer & Data Processing Index (approximately 777 companies) over the same period. The Stock Performance Graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 30, 1996 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.


                                    [CHART]


            Parametric                       NASDAQ
            Technology        NASDAQ       COMPUTER &
            Corporation       STOCK           DATA
              (PTC)       MARKET (U.S.)    PROCESSING
9/96          100.00         100.00          100.00
9/97          89.37          137.27          135.36
9/98          40.76          139.44          175.47
9/99          54.68          227.82          297.89
9/00          44.31          302.47          373.74
9/01          21.02          123.64          134.15

PARAMETRIC TECHNOLOGY CORPORATION
NASDAQ (U.S. COMPANIES) INDEX
NASDAQ COMPUTER & DATA PROCESSING INDEX

                                               9/30/96 9/30/97 9/30/98 9/30/99 9/29/00 9/28/01
-                                              ------- ------- ------- ------- ------- -------
Parametric Technology Corporation (PTC)....... $100.00 $ 89.37 $ 40.76 $ 54.68 $ 44.31 $ 21.02
Nasdaq (U.S. Companies) Index (Nasdaq)........  100.00  137.27  139.44  227.82  302.47  123.64
Nasdaq Computer & Data Processing Index (NC&D)  100.00  135.36  175.47  297.89  373.74  134.15

Employment Agreements with Executive Officers

Agreement with Mr. Harrison

Mr. Harrison has an agreement that provides him with certain benefits in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. If we elect to terminate his employment (other than for "cause," as defined in the agreement) or effect a "change in status" (which, as defined in the agreement, includes a diminution in title, responsibilities or compensation), he is entitled to receive during the six-month period following such an event (or until such earlier date as he commences employment with another company), a salary at a rate equal to two times the highest annual salary (excluding bonuses) received by him in the prior six months. The agreement also provides that the outstanding options he holds under our option plans become exercisable (i) in full upon a "change in control" (which in general includes (a) any person or entity becoming the beneficial owner of 50% or more of the voting power of PTC, (b) a change in a majority of our directors or (c) the approval by the stockholders of a merger or consolidation in which our stockholders do not have majority voting power of the surviving entity, or (d) our liquidation or a sale or disposition of all or substantially all of our assets) or upon the death or disability of Mr. Harrison and (ii) for the number of shares of Common Stock for which they would have otherwise become exercisable had his employment continued for one year following a termination of his employment without "cause" or a "change in status."

Agreements with Messrs. Cohen, Cunningham, Gillis and Brown

PTC has entered into similar agreements with Messrs. Cohen, Cunningham, Gillis and Brown which provide that (i) in the event we terminate their employment without "cause," they are entitled to receive, during the six-month period following notice of termination (or until such earlier date as they commence employment with another company), a salary at a rate equal to the highest annual salary (excluding bonuses) received in the prior six months and (ii) in the event of a change in control of PTC, their outstanding options under PTC's option plans become exercisable in full.

                        INFORMATION ABOUT OUR AUDITORS

PricewaterhouseCoopers LLP served as PTC's independent auditors for fiscal 2001 and has reported on our 2001 consolidated financial statements. The Board of Directors has re-appointed PricewaterhouseCoopers LLP for fiscal year 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

Report of the Audit Committee

The Audit Committee reviews PTC's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements for fiscal 2001 with management and the independent auditors. In this process, the Committee met with the independent auditors, with and without management present, to discuss the results of the auditors' examinations and the overall quality of PTC's financial reporting.

The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee has discussed with the independent auditors the auditors' independence from PTC and its management, including the matters in the written disclosures received from the auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the independent auditor's provision of the other, non-audit related services to the Company, which are referred to in "Independent Auditor's Fees" below, is compatible with maintaining such auditor's independence.

Based on the Committee's discussions with management, the representations of the independent auditors and the Committee's review of the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited financial statements in PTC's Annual Report on Form 10-K for fiscal 2001 for filing with the Securities and Exchange Commission.

                                          Audit Committee:

                                          Michael E. Porter, Chairman
                                          Oscar B. Marx
                                          Noel G. Posternak

Independent Auditor's Fees

The following table states the fees for professional services rendered during fiscal 2001 by our independent auditors, PricewaterhouseCoopers LLP.

Type of Professional Services                                  Total Fees
-----------------------------                                  ----------
Audit Fees (1)................................................ $  487,900
Financial Information, Systems Design and Implementation Fees. $        0
All Other Fees (2)............................................ $2,690,000

--------
(1) Consisting of all fees for professional services rendered in connection with the audit of PTC's annual financial statements and the reviews of the consolidated financial statements included in PTC's Annual Report on Form 10-K and reviews of the consolidated financial statements included in PTC's quarterly reports on Form 10-Q for the year ended September 30, 2001.
(2) Consisting principally of tax, expatriate and statutory compliance related services.

                    INFORMATION ABOUT STOCKHOLDER PROPOSALS

If you wish to make a proposal for consideration at the 2003 Annual Meeting of Stockholders, you must give written notice to us between September 9, 2002 and October 9, 2002, including the information required by our by-laws. Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 9, 2002. Your written proposal must be sent to: David R. Friedman, Clerk, Parametric Technology Corporation, 140 Kendrick Street, Needham, Massachusetts 02494. In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposals by Certified Mail-Return Receipt Requested.

                                          By Order of the Board of Directors,

                                          DAVID R. FRIEDMAN,
                                          Senior Vice President, General
                                            Counsel and Clerk

January 7, 2002

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

--------------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       PARAMETRIC TECHNOLOGY CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 14, 2002

The undersigned hereby appoints Edwin J. Gillis and David R. Friedman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Parametric Technology Corporation ("PTC") that the undersigned is entitled, if personally present, to vote at the 2002 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Thursday, February 14, 2002, at the offices of the Company, 140 Kendrick Street, Needham, Massachusetts 02494 and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on December 20, 2001. Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this Proxy unless the undersigned revokes this proxy in writing and votes in person at the Annual Meeting. Along with this Proxy Statement, we are sending you PTC's Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2001.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                            ENCLOSED REPLY ENVELOPE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

--------------------------------------------------------------------------------

                                  VOTE BY INTERNET - www.proxyvote.com
                                                     -----------------
                                  Use the Internet to transmit your voting
                                  instructions and for electronic delivery of
                                  information up until 11:59 P.M. Eastern Time
PARAMETRIC TECHNOLOGY CORPORATION the day before the cut-off date or meeting
140 KENDRICK STREET               date. Have your proxy card in hand when you
NEEDHAM, MA 02494                 access the web site. You will be prompted to
                                  enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

                                  VOTE BY PHONE - 1-800-690-6903
                                  Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                  VOTE BY MAIL
                                  Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Parametric Technology Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:      PARTEC     KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------------------------------------
                                                                         DETACH AND RETURN THIS PORTION ONLY
                           THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
------------------------------------------------------------------------------------------------------------
PARAMETRIC TECHNOLOGY CORPORATION

                                  For Withhold For All  To withhold authority to vote, mark "For All Except"
                                  All    All    Except  and write the nominees's number on the line below
1.  Elect two Class III Directors
    to serve for the next three
    years:                        [_]    [_]      [_]   ----------------------------------------------------
01) C. Richard Harrison
02) Robert N. Goldman

THE DIRECTORS RECOMMEND A VOTE "FOR ALL" NOMINEES

Please sign name(s) exactly as appearing on your stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

------------------------------------------------------    --------------------------------------------------

------------------------------------------------------    --------------------------------------------------
Signature (PLEASE SIGN WITHIN BOX)    Date                   Signature (Joint Owners)      Date
------------------------------------------------------------------------------------------------------------